FLORIDA PROGRESS CORPORATION                                EXHIBIT 99
NEWS RELEASE
Corporate Relations Department, St. Petersburg, Florida
Media Contact:  Karen Raihill - (813) 866-5023


                    FLORIDA PROGRESS CORPORATION TO SPIN-OFF
                 LENDING, LEASING AND REAL ESTATE OPERATIONS TO
                      SHAREHOLDERS BY A TAX-FREE DIVIDEND


- - No Impact On Earnings Or Dividend Growth Prospects, Credit Ratings Unchanged -

- - Progress Management Able to Focus More Closely on its Core Business -


ST. PETERSBURG, FL, July 1, 1996 -- Florida Progress Corporation (NYSE:
FPC) announced today that its board of directors has approved a plan to spin-off Progress Credit Corporation, its lending, leasing and real estate unit, to its shareholders by a tax-free stock dividend. Progress Credit had assets of $558 million at the end of 1995 and revenues of $50 million for the year. The dividend distribution is expected to be declared by the end of 1996.

In anticipation of the spin-off, Florida Progress will record an after-tax charge of $25 million in the second quarter of 1996 primarily to write-down certain Progress Credit assets. The company also will report the results of Progress Credit as discontinued operations. Florida Progress does not expect the spin-off to have an impact on its prospects for earnings or dividend growth. Standard & Poor's, Moody's Investors Service and Duff & Phelps have each reviewed this transaction and confirmed their credit ratings for Florida Progress' subsidiaries.

"The spin-off of Progress Credit to our shareholders is the best way to accomplish our strategic objectives," said Jack B. Critchfield, chairman and chief executive officer of Florida Progress. "It is a win for both organizations and for our shareholders. Florida Progress will be able to focus more attention on its core utility and coal and transportation businesses. Progress Credit will be launched as a well-capitalized business with a management team dedicated to seeking growth opportunities to maximize the value of its assets for shareholders."

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The spin-off will establish Progress Credit as an independent publicly traded entity. The current Progress Credit management team, led by Darryl A. LeClair, who will be president and chief executive officer of the new company, will form the nucleus for the new management team. Prior to the spin-off, Progress Credit and its subsidiaries, including Talquin Development Company, will be merged into one company and renamed. Management intends to apply for a listing on the New York Stock Exchange.

Progress Credit's business plan is to develop its existing prime real estate properties to generate sustainable, recurring net income and cash flow. It plans to take advantage of various investment opportunities in building and managing new apartment units and commercial office developments, as well as expanding its real estate management services. The spin-off provides Progress Credit with financial liquidity and an asset base from which to build its business.

The proposed spin-off does not require approval by Florida Progress' shareholders. The Internal Revenue Service has issued a ruling that the dividend will be tax-free to shareholders. However, the transaction is still subject to completion of financing, review by the Securities and Exchange Commission of the necessary filings and final approval of the board of directors.

An information statement describing the spin-off and the business and financial condition of the new company will be mailed to all Florida Progress shareholders prior to the spin-off.

Florida Progress is a Fortune 500 diversified utility holding company with assets of $5.8 billion. Its principal subsidiary is Florida Power, the state's second-largest electric utility with about 1.3 million customers. Diversified operations include coal mining, marine operations, rail services and life insurance.

Certain information included in this news release is forward looking and involves risks and uncertainties including general economic and competitive conditions and unanticipated delays by governmental agencies or third parties involved in this transaction.

For additional information, call Investor Services at (800) 352-1121 or access Florida Progress' internet home page at http://www.fpc.com.

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